EXHIBIT 99.1

NEWS RELEASE
     1615 SOUTH 52ND STREET, TEMPE, ARIZONA 85281 (480) 449-8900 FAX (480) 449-8919

For Release	June 30, 2006
Release Number	INTL 06-
Contact	Norman Stout, Chief Executive Officer (480) 449-8900 Kurt R. Kneip, Sr. Vice President and CFO (480) 449-8900
INTER-TEL REINCORPORATES IN DELAWARE
TEMPE, AZ — June 30, 2006 /PRNewswire-FirstCall/ — Inter-Tel, Incorporated (Nasdaq: INTL and “the Company” or “Inter-Tel”) announced today that the reincorporation of the Company from Arizona to Delaware became effective June 28, 2006. The reincorporation was approved by the Company’s shareholders at the 2006 Annual Meeting of Shareholders held May 31, 2006. At the Shareholders’ meeting, the shareholders of the Company also re-elected the Company’s eleven (11) directors to serve for the ensuing year and approved a special resolution authorizing the Company’s Board of Directors to include a provision (the “Provision”) in the Certificate of Incorporation of the Delaware corporation requiring the approval of a majority of disinterested shareholders to effect certain business combination transactions involving interested parties. As a result, the Provision is included in the Certificate of Incorporation of Inter-Tel (Delaware), Incorporated due to the consummation of the reincorporation. Each outstanding share certificate representing shares of Inter-Tel’s Common Stock shall be deemed for all purposes to represent the same number of shares of Inter-Tel (Delaware), Incorporated’s Common Stock. Similarly, each outstanding option to purchase shares of Inter-Tel’s Common Stock will automatically become an option to purchase the same number of shares of Inter-Tel (Delaware) Incorporated’s Common Stock.
About Inter-Tel, Incorporated
Inter-Tel offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 1,900 communications professionals, and services business customers through a network of 60 company-owned, direct sales offices and approximately 350 authorized providers in North America, Europe, Australia and South Africa. More information is available at www.inter-tel.com.